Exhibit 10.10

AGREEMENT

Between

NICE BALL BEARINGS, INC.

AN RBC COMPANY

and

UNITED STEELWORKERS OF AMERICA (AFL-CIO)

LOCAL 6816-12

OCTOBER 23, 1999

TABLE OF CONTENTS

ARTICLE

1	Parties to the Agreement
2	Philosophy Statement
3	Union Recognition
4	Management Rights
5	Union Security and Check-off
6	Non-Discrimination
7	Structure and Decision-Making Process
8	Work Performed Outside the Bargaining Unit
9	Training
10	Probationary Period
11	Seniority
12	Layoffs and Recall to Work
13	Open Jobs
14	Leave of Absence
15	Overtime
16	Wages and Other Compensation
17	New Products
18	Shift Premium
19	Temporary Transfers
20	Vacations
21	Holidays
22	Safety and Health
23	Union Facilities
24	Dispute Resolution
25	Living Agreement
26	Insurance
27	Pension Benefits
28	Waiver of Any Clause
29	Good Faith
30	General
31	Plant Shutdown
32	Duration of Agreement

APPENDIX A
APPENDIX B

ARTICLE 1

PARTIES TO THE AGREEMENT

This Agreement is entered into between NICE BALL BEARINGS, INC. – AN RBC COMPANY (“RBC” or the “Company” or the “Employer”) and the UNITED STEELWORKERS OF AMERICA, AFL-CIO, on behalf of itself and the members of Local Union No. 6816-12 (the “Union”).

ARTICLE 2

PHILOSOPHY STATEMENT

We understand that our primary responsibility is to manufacture quality bearing products, and provide a service that satisfies our customers’ needs.  Everything we do in manufacturing, customer service, and administration must be of the highest quality possible.  These efforts should be accomplished in an environment that is cost conscious, effective, continually promotes openness and trust and strives to achieve continuous growth of the business.

We believe that people want to be involved in decisions that affect them, care about their jobs and each other, take pride in themselves and in their contributions and want to share in the success of their efforts.

Making progress toward these mutually agreed upon goals will require a relationship of mutual respect, open communication, shared success, mutual aid, innovative problem solving, and shared decision-making.  The parties agree that in order for the Union to effectively represent its members, the Union must have a role in the decision-making process that affects its members.  It is the intent of the Union and RBC to create a workplace that recognizes the need for people to be treated with respect and dignity and recognizes that collective bargaining can be an essential and constructive force in our plant.  All parties in this Agreement will strive to make the Kulpsville plant of RBC the best of its kind in the marketplace; making the highest quality product; a cost effective, profitable operation; a coveted place to work, and a responsible member of the community.

It is in this renewed spirit of mutual respect and recognition of each other’s stakes and equities that this Agreement is entered into and agreed upon.

ARTICLE 3

UNION RECOGNITION

The Company recognizes the Union as the certified collective bargaining agent for all of its production and maintenance employees engaged on jobs at its plant in Kulpsville, Pennsylvania, excluding clerical employees, general office employees, and supervisory employees pursuant and subject to the provisions of the Labor-Management Relations Act of 1947 and amendments thereto.

The Company recognizes the right of labor to organize in order to promote the interests and welfare of labor and to bargain effectively and will not interfere with the right of employees to become members of the Union, nor will it discriminate against employees for filing or causing to be filed a just grievance or because of membership in the Union, or against any officer or representative elected or appointed to act in behalf of the Union pursuant to the terms of the Agreement.

ARTICLE 4

MANAGEMENT RIGHTS

The Union recognizes that the management of business and the direction of its workforce are exclusively the right of Management in all respect not inconsistent with the specific provisions of the Agreement or any law, and it is understood that any matters not covered with respect to same shall rest within the sound discretion of Management.  Management will receive and consider any suggestions from the Union with respect to the exercise of the rights herein reserved.

ARTICLE 5

UNION SECURITY AND CHECK-OFF

To the extent permitted by law, all bargaining unit members shall be required, as a condition of employment, to acquire and maintain membership in the Union immediately upon completion of thirty (30) days of employment or the effective date of this Agreement, whichever is the later.

The Company will provide for check-off of union dues and initiation fees on behalf of employees who request such a service in accordance with prevailing law.  The Company agrees to compute union dues on the basis of earnings in the preceding month.  In case of earnings of less than sixteen (16) hours, dues will not be deducted.  They will be deducted from the next pay which is sixteen (16) or more hours.  Further, the Company will deduct $5.00 from one pay per year for P.A.C. for those employees who have so directed.  The Union shall indemnify and save RBC harmless with respect to any claims or expenses arising out of any action taken as or not taken by RBC for the purpose of complying with this Article.

ARTICLE 6

NON-DISCRIMINATION

The philosophy and mission of RBC are designed to be in full and complete compliance with the legal and moral principles of equal opportunity in employment.  Accordingly, the Company and the Union pledge, on behalf of themselves, as well as their officers, members and representatives to treat all persons equally without regard to their race, color, religion, age, sex, national origin, disability, or veteran’s status.  Although the term “he” is used throughout this Agreement, it is used to represent both male and female employees and is not intended to be discriminatory or exclusive in any way, but rather to simplify the language for understanding.

ARTICLE 7

STRUCTURE AND DECISION-MAKING PROCESS

The intent of the parties is to create an evolutionary process towards a goal in which employees will be involved in the decision-making process with respect to producing to schedule, producing a quality product, performing to budget, housekeeping, health, safety, environmental conformance, maintenance of equipment, material and inventory control, training, job assignment, repairs, scrap control, and scheduling time off.  It is anticipated that the transition towards this goal will extend over much, if not all, of the term of this Agreement.  A Memorandum of Understanding will be developed outlining this expected transition process.

.

WORK GROUP MEMBER:

The individual RBC employee.

WORK GROUP:

An integrated group with a common manufacturing and support purpose related to a product or products, across all shifts.

The Work Group will have the responsibility and authority to produce quality products to schedule at competitive costs.  It will have responsibility for both direct and indirect work and, as such, will hold meetings, requisition supplies, keep records, seek resources as needed, and be responsible for job preparation and attainment of its own materials and supplies.  It will constantly seek improvement in quality, cost and work environment.  The Work Group will also be responsible for communicating any problems with the responsible function.

WORK GROUP REPRESENTATIVE:

An employee elected by the Work Group to communicate with all shifts and participate with management in coordinating the administrative functions of the Work Group and report at least monthly on Work Group progress to the Plant Council.  The Plant Council may remove a Work Group Representative upon petition of at least two-thirds of the members of the Work Group, or upon consensus of the Plant Council.

WORK GROUP FACILITATOR:

A member of management who will coordinate the activities of the Work Groups and provide resources as needed.

UNION PLANT COMMITTEE:

The Union Plant Committee is elected by the Union members according to the Union bylaws and will be comprised of the President, Vice President and Area Grievance Chairman.   However, the current committee members will continue in office for the balance of their term or until they resign or are removed by the Union, whichever occurs first.  Union Plant Committee members will have top seniority for layoffs and recall purposes.  They will be assigned to serve on the Plant Council and the other committees created by this Agreement as the Union sees fit.

PLANT COUNCIL:

A consultative employee group, consisting of the Union Plant Committee and an equal number of representatives from the Company, which includes the Plant Manager or his designee, who participate in decision-making processes addressing issues affecting the entire plant or which have not been resolved in the Work Group.  Additional members may be added by mutual agreement of the parties on an ad hoc basis while resolving specific issues.  The Plant Council will meet as often as necessary, but at least weekly.

In connection with the foregoing and with other issues affecting the plant, the parties recognize that all functions of management are reserved exclusively to the Company, except insofar as they are delegated or shared pursuant to the terms of this Agreement.  These functions include the management of the business, the determination of the products, methods, processes and means of manufacturing, the establishment of the size and direction of the work force, the setting of working schedules, the rights to hire, promote, demote, lay off, transfer, discipline, discharge for proper cause and establishing fair efficiencies and work rules.  The Company will perform these functions in the spirit of the Philosophy Statement of this Agreement.

Within the Work Groups, decisions on matters within the Groups’ authority which are not otherwise provided for in this Agreement will be made through the consensus decision-making process outlined below:

A)                                  Such decisions shall be made in the context of the Philosophy Statement and the Structure and Decision-Making framework.

B)                                    Decisions should be achieved through the joint efforts of all to discover the best solution.

C)                                    Decisions must be arrived at promptly.

D)                                   A decision must provide a high level of acceptance for all parties.

E)                                     Once a decision is reached, all parties must be totally committed to the decision.

F)                                     Any party may object to a proposed decision, in which event the objecting party must propose concrete alternatives.

G)                                    In the event an alternative solution is not forthcoming, the objecting party must re-evaluate its position in the context of the Philosophy Statement.

H)                                   In the event a decision acceptable to all parties is not promptly attainable, the matter will be referred to the Plant Council.

The Plant Council will also seek to reach decisions on matters within its authority under this Agreement by means of the consensus decision-making process outlined above, provided that, if such a decision is not promptly attainable, the Company shall have the right to take action, subject to the Union’s right to grieve under the Agreement.

ARTICLE 8

WORK PERFORMED OUTSIDE THE BARGAINING UNIT

1.               It is not the intent of the Company to subcontract work provided there is sufficient manpower, skills, abilities, and equipment in the plant to timely and economically perform the work involved.  The Company will notify the Union of scheduled subcontracting at the weekly Plant Council meeting, including a brief description of the work to be performed, and reasons for having it performed by an outside contractor.  If such notice is not feasible, the Company will verbally contact a representative so designated by the Union.  The Union shall have the right to file a grievance regarding the Company’s action at Step 3 of Article 24.

2.               The parties shall conform to the principle that non-bargaining unit employees shall not perform any operation that would deprive bargaining unit employees of their regular work.  Non-bargaining unit employees may be used to perform experimental work, with or without the assistance of employees in the bargaining unit, as management determines.  Experimental work is defined to mean all work involved in the development of new, different or modified products, parts, tools or equipment.  Non-bargaining unit employees may also be used in cases of emergency or training.

ARTICLE 9

TRAINING

Both the Union and the Company recognize that training will be required to prepare Work Group and Plant Council Members to perform these functions and that this transformation will require a gradual cultural change, but agree to work together over the life of this Agreement to obtain the skills necessary to meet the levels of authority and responsibility described here.

A Training and Education Committee will be established to develop, schedule and manage the training and education process.  Two (2) employees selected by the Union Plant Committee and two (2) employees selected by the Plant Manager will constitute the Training and Education Committee.  The minimum training and education requirement for each employee will include either on-the-job training to learn to perform specific skills and/or classroom training on subjects necessary to comply with the Philosophy Statement of this Agreement.  The Training and Education Committee will work with the members of the Work Groups to develop, schedule, and implement training and education programs.  An employee whose application for training is approved and scheduled by the Training and Education Committee shall be trained in accordance with that training schedule.  If an employee is at work and available to accept training opportunities, but does not receive training in accordance with such schedule through no fault of his own, the employee will be paid at the level he would have attained if the training had been provided in accordance with the schedule unless such training is prevented or delayed by unforeseen circumstances or by circumstances beyond the Company’s control.

The Training and Education Committee will develop a training and education plan that will include necessary skills and education for the implementation of this Agreement.  This plan will include a schedule of training for all employees in coordination with the principles of the pay for knowledge and skills process.  A skills assessment of all employees and the requirements for all levels of each classification will be included in the plan.  The Training and Education Committee will submit its initial plan for six months training and education to the Plant Council for approval within ninety (90) days of the ratification of this Agreement.  The training and education plan will include the utilization of a qualified trainer or trainers selected by the Plant Council, whose duties may also include helping the parties to facilitate the transition process.  Expenses for training and education will be borne by the Company or through grants where available.  After the initial training and education plan, the Committee will submit a plan every six (6) months for approval.  Training will begin within thirty (30) days of the approval of the initial plan, which must be finalized within two (2) weeks of its submission.   In the event the members of the Committee shall fail to reach consensus on any aspect of the plan, the opposing views shall be submitted to the Plant Council for determination.

Each Training and Education Plan will include (but will not be limited to):

• technical skills

• problem-solving

• consensus decision-making

• business basics and philosophy

• team building

Any Skilled Trades components of the training and education plan will be developed with the assistance of the Skilled Trades Department.

ARTICLE 10

PROBATIONARY PERIOD

1.               An employee may acquire seniority rights by working ninety (90) continuous days, in which event the employee’s seniority will date back ninety (90) days.  When an employee acquires seniority, his name shall be placed on the plant seniority list.  New employees who have worked less than ninety (90) calendar days shall be classified as probationary employees.  There shall be no responsibility for re-employment of such employees if they are laid off or discharged during this period.

2.               Benefits for newly hired employees will begin following sixty (60) days.

ARTICLE 11

SENIORITY

1.               Computing Seniority

A)          The seniority of an employee shall be computed on the basis of the length of his service, from the date of his last employment with the Company, subject to the provisions of this Agreement.  When more than one employee is hired on the same date, to establish their seniority position, their names will be placed on the seniority lists in alphabetical order by last name (at the time of hire), first name, and middle name.

B)            An employee who accepts a position not within the Bargaining Unit will have ninety (90) days to return to the Bargaining Unit.  If the employee exceeds this 90-day period, he will lose all rights and will return to the Bargaining Unit only as a new employee.

C)            Service will accumulate during an approved personal leave of absence, Union leave, family and medical leave, maternity leave, sick leave, military leave, funeral leave, jury duty or layoff.

2.               Termination of Employment

An employee’s length of service and seniority shall be considered ended, and the employee will have no further recall or other rights as an employee of any kind or nature, except the right to vacation pay, and insurance continuation, if such an employee:

A)          Voluntarily quits his employment, or

B)            Is discharged for proper cause, or

C)            Is absent for three (3) consecutive working days without properly notifying the Company, or

D)           Fails to return to work from layoff within five (5) working days after being notified by telephone unless prevented to do so because of sickness, injuries, or causes beyond his control and the Company is notified prior to the end of the fifth working day.  In such event, he shall be given a reasonable time in which to report for duty.  The date of return shall not be later than one (1) year thereafter.  Such a condition shall not prevent employees next in service from being employed during the interim.  In instances where notification is by “overnight” mail or certified mail only, the five (5) days commence with the receipt of the letter by the employee.  In any event, if there is no response within two (2) weeks, the employee whom the Company in unable to reach will be terminated.

E)             Fails to return to work at the end of an approved leave of absence or gives a false reason for obtaining a leave of absence, or

F)             Passes the time limit for recall from layoffs.

3.               For purposes of layoff and rehire, the officers of the Union shall have seniority in the following order:  President, Grievance Chairman, Vice President and Grievance Committee providing they have the ability to perform whatever jobs are available.  No layoff notice is required if one of the aforementioned leaves his office.  The Union agrees to keep its list of officers and stewards up to date and will hold the Company blameless if the list is not kept current.

ARTICLE 12

LAYOFFS AND RECALL TO WORK

1.       Layoff Provisions

A)          The Company will give at least two and one-half (2-1/2) working days’ notice prior to layoff to the employees affected, even if only one employee is affected, or will pay him at straight time rate for two and one-half (2-1/2) working days in lieu of such notice.

B)            When a job is eliminated within a Work Group, the least senior employee in that Work Group will be displaced.  In the event that the work group facilitator believes that displacing the least senior employee in the group will deprive the group of skills needed to meet production requirements, he will discuss the matter with the work group representative in an effort to reach agreement.  If such agreement is not immediately attainable, the issue shall be submitted to the Plant Council for action.

C)            An employee displaced from a Work Group may bump on the basis of plant seniority one of the least senior employees in the same or another Work Group.  In the event that the work group facilitator believes that such bumping will deprive the group of skills needed to meet production requirements, he will discuss the matter with the work group representative in an effort to reach agreement.  If such agreement is not immediately attainable, the issue shall be submitted to the Plant Council for action.  The employee will designate a job choice within 24 hours from the end of the shift on which he was displaced.  Employees can only bump into a Skilled Trades job if they previously held the job.

D)           When a shift or part of a shift is removed due to lack of work or reduction of work, any employee affected will be given the opportunity to exercise his seniority on the shift of his choice, providing he currently possesses the skills and skill level of the junior employee he wishes to displace.

E)             When an employee is displaced and bumps a less senior employee, there will be no posting for a job opportunity, but if more than one shift is involved, then subsection (D) above applies.

2.       Recall Provisions

A)          If employees are laid off and subsequent thereto it becomes necessary to increase the working force in any Work Group, rehiring shall begin with the most senior qualified employee, regardless of which work group he was laid off from.  He will be paid according to the skill level in the Work Group to which he has been recalled.

B)            If an employee on the recall list is offered regular, full-time re-employment in the same Work Group and shift as previously held, and he refuses to accept it, he will be dropped from the recall list and no longer have any rights under this Agreement.

C)            If an employee on the recall list is offered regular, full-time re-employment in a different Work Group or shift, and he refuses to accept it, he will remain on the recall list until such time as he is offered another opportunity to return to work.  A third refusal to return to work will cause such employee to be removed from the recall list and no longer have any rights under this Agreement.  In order to count as a “refusal” for purposes of the preceding sentence, the offer which the laid-off employee refuses must have been received at least one month subsequent to the prior offered he refused.

D)           The Company shall notify eligible employees by telephone, where possible, to report for work and confirm it by “overnight” or certified mail to the last known address, and shall give a copy of such notice to the Union at the same time.  If such employee does not report within five (5) working days after being notified by telephone, he shall lose his seniority unless he is prevented from returning due to sickness, injuries, or causes beyond his control, and the Company is notified prior to the end of the fifth working day.  In such event, he shall be given a reasonable time in which to report for duty.  Such a condition shall not prevent employees next in service from being employed during the interim.  In instances where notification is by “overnight” or certified mail only, the five (5) days commence with the receipt of the letter by the employee.  In any event, if there is no response within two (2) weeks, the employee whom the Company is unable to reach will be terminated.

E)             A laid off employee will remain on the recall list according to the following time limits:

SENIORITY TIME LIMIT

Probationers	No Recall
Non-probationers	3 years (36 months)

3.                    The Company agrees to notify the Union immediately, in writing, of all temporary and permanent layoffs, resignations, discharges and transfers.

4.                    It shall be the duty of the employees to advise Human Resources, in writing, of their proper home addresses, and any notice sent by the Company by “overnight” mail or certified mail to the last known address of record with the Company shall be considered proper notice.  The Company agrees to inform the Union of new or corrected addresses.

ARTICLE 13

OPEN JOBS

1.                    Filling Open Jobs

A)   Whenever the Company determines that an open job exists in the Bargaining Unit (other than a Skilled Trades job):

1)              The Company will post notice of such opening for seventy-two (72) hours.  Employees who wish to apply for the opening must do so by submitting a completed Job Vacancy Application to their work group facilitator during the posting period.

2)              If a job is posted when an employee is on vacation, workers’ compensation or an approved leave of absence for reasons named in Article 14, Section 1, that employee will be given three (3) days in which to bid on the opening upon his return, provided he will be returning from leave in a reasonable period of time.  In the event that awarding of the posted job is delayed as a result thereof, the employer shall have the right to fill the position during the interim with the next most senior applicant who is qualified under 3, below.

3)              Applicants will be awarded the open job on the basis of seniority and possession of the skill level required to perform the job.  In the event that there are no applicants who currently possess the required skill level, the job will be awarded on the basis of seniority and an aptitude to perform the job.

4)              All awards to open jobs will be posted within five (5) working days.  A successful bidder will be transferred to the open job within thirty (30) calendar days after he is designated, unless the Plant Council determines that his transfer within that time period would be detrimental to his current Work Group.

B)            When an open job exists in one of the Skilled Trades classifications, the Company may determine whether to train or hire on the outside.  If the Company decides that the posting and bidding procedure outlined in Subsection A above shall be utilized, the job will be awarded on the basis of seniority and aptitude.  However, employees who have previously held the job in the Skilled Trades classification in which the open job exists, will be given priority.  Those employees bidding for the job who have not previously held the open Skilled Trades job will be required to take a standard skills assessment test to verify qualification and aptitude for successful performance, and must hold any applicable certifications.

2.       Successful applicants will receive a rate of pay commensurate with their classification and level of training.

3.       Successful applicants will be trained on the shift where suitable training conditions exist, and will be moved to the posted shift as soon as practical after sufficient skill levels are reached.

4.       If the employee is disqualified within a period of sixty (60) days, he shall return to the original job classification he held at the time of the job award.  Such employee shall then be restricted from bidding out of his classification for a period of six (6) months, except to fill a position that would otherwise be sent out for hire.

5.       If an employee disqualifies himself within a period of sixty (60) days, he shall return to his original job classification he held at the time of the job award.  Such employee shall then be restricted from bidding out of his classification for a period of six (6) months, except to fill a position that would otherwise be sent out for hire.

6.       In the event work is transferred from one Work Group to another on a permanent basis, the affected employees will be given the opportunity of moving with full seniority to the new Work Group.

7.       Every six (6) months, the Company shall place in each Work Group a plantwide seniority list.

8.       The Company agrees when a vacancy exists within the bargaining unit for a higher position or skill level (to include all promotion, upgrading, transfers and reassignments), present employees will be considered for these positions before new employees are added to the workforce.  The Company will carefully and impartially consider the ability, experience, past performance, interest demonstrated and any other qualifications of the candidates for these vacancies in order of seniority.  The Company will give the applicant accepted an appropriate opportunity to demonstrate his proficiency.

A)  The following procedure shall apply for posting of open positions:

Post as job opportunity (post for three (3) days plantwide).

Procedure to be followed in making awards (plantwide):

a)              seniority

b)             skill and ability

c)              plantwide recall

d)             outside hire

B)  Any interested employee may make application by filling out a Job Vacancy Form in triplicate.  One copy shall be given to the Union and one copy to the Human Resources Manager.  If the Company posts an open position and later decides to withdraw the open position, it is understood that the Union will be notified of such withdrawal.

9.                    Any proposed mechanical aptitude or other test deemed necessary by the Training and Education Committee, and individual results, will be reviewed with the Union President or his designated substitute.  Employees who are applicants for the open positions will be entitled to repeat tests previously taken.  Senior employees who pass the test will not supplant junior employees who have passed previous tests and are in training.

10.              When an opening exists on any shift, the most senior employee who currently possesses the required skills on another shift, and who requests such shift assignment, may transfer into the vacancy.  Application for such transfer must be made within three (3) working days of posting of the opening.

ARTICLE 14

LEAVE OF ABSENCE

1.       Types and Conditions of Leave

A. Personal Leave

A personal leave of absence shall be understood to mean an absence from work without pay, requested by an employee and consented to by the Company, covering an agreed period of time and for reasonable cause.  The Union shall be notified of any such leave prior to commencement thereof and of any extension thereto.  Personal leaves of absence will not be granted for the purpose of allowing an employee to take another position temporarily, try out new work, or venture into business for himself.

B.  Union Leave

Upon written request by the District Director, United Steelworkers of America or his designated representative, a leave of absence not to exceed two (2) years will be granted to members of the Union selected to work full time for the Union in an official capacity.  Such leave of absence will be without loss of seniority, but no other benefits shall apply during the term of such leave.

Employees selected and appointed as delegates to any Union meeting, conference or convention necessitating a temporary leave of absence shall be granted such leave of absence without pay and without loss of seniority.

Employees elected to public office or appointed to non-civil service positions shall be granted a leave of absence not to exceed four (4) years.  Neither seniority nor benefits accumulate during the term of such leave.

Upon proper notification, any two (2) employees assigned by the Union to engage in activity relevant to political elections, will be excused from work on the day in question.

C.  Sick Leave

An employee, who may become ill or injured and qualify for non-occupational disability, and has supported his absence with satisfactory evidence similar to that required under the Company’s Family and Medical Leave policy, shall, upon application, be granted an unpaid leave of absence.  The employee must provide medical evidence of continued disability as required.

In all instances, upon returning to work, a statement must be presented from a qualified physician stating the employee is physically capable of performing his regular job assignment.  The Company reserves the right to obtain a second opinion from a qualified physician designated by the Company and at the Company’s expense.  The employee will return to his previous job provided work is available and he has the seniority to do so.  If the leave was an approved FMLA Leave for personal disability, he will return to his previous job or a comparable job.  Otherwise, he will be eligible to bump another job, subject to the seniority provisions of this Agreement, and provided he has the skill and ability to perform the work.

Employees on sick leave will be removed from the active payroll.  However, if an employee is not on the active payroll on 12/31 but returns to work on or before 3/31 of the succeeding year and works at least thirty (30) days in that year, that employee will be eligible for full vacation benefits.

Employees on sick leave for one (1) year or more will be taken off the payroll.  Those employees will not lose any rights to life insurance or medical insurance, or any other accrued rights, and will be reinstated at full accumulated seniority if and when they are able to return to work.  However, for employees with less than ten (10) years of service, all benefits will cease after one (1) year.

During the period in which A&H benefits are paid, hospital coverage and life insurance will continue.

D.  Family and Medical Leave

It is understood that all of the leave provisions herein shall be administered in a manner consistent with an employee’s rights, if any, under applicable family and medical leave statutes.  Likewise, it is the parties’ intent that the Company shall have the right to exercise any rights of an employer under such applicable statutes.

E.             Maternity Leave

Employees absent from work due to pregnancy shall be granted sick leave as described above, provided the required application, approvals, procedures and proof of medical disability are followed as outlined in the Company’s FMLA Policy and conform to current applicable laws concerning maternity absences.  A leave of absence for pregnancy may be extended up to three (3) months following delivery, without loss of seniority or service.  In all instances, upon returning to work following a delivery, a statement must be presented from the family physician stating the employee is physically capable of performing her regular job assignment.

F.  Funeral Leave

An employee will be granted three (3) days off with eight (8) hours straight time pay in the event of a death in the immediate family for the purpose of arranging and attending the funeral; the immediate family being mother, father, spouse, children, brothers, sisters, half-brothers, half-sisters, sister-in-law, brother-in-law, mother-in-law, father-in-law, son-in-law, daughter-in-law, step-parents, step-children, grandparents and grandchildren.  One (1) of these three (3) days may follow the funeral.

An employee will be given one (1) day off with eight (8) hours straight time pay to attend the funeral of a step-parent of a spouse.

If a death occurs in the immediate family of an employee while he is on vacation, that employee will be entitled to three (3) consecutive days off immediately upon conclusion of the vacation period.

G.  Jury Duty

In case of jury duty, the Company will make up the difference in pay between jury duty pay and straight time pay by the Company for forty (40) hours per week.  Such compensation shall be payable only if the employee gives the Company prior notice of such jury duty call and presents proper evidence as to the jury duty performed.

The Company will pay up to eight (8) hours for employees who lose time from work due to necessity of going to the Courthouse either to qualify for or to be excused from jury duty.

If an employee is on jury duty and death occurs in the immediate family, the employee will be covered under terms outlined in Section 1(F) above.

If an employee is on jury duty and is released for any reason, he shall have the option of reporting to work or having an excused absence.  This option may be exercised only one (1) day in any one (1) week period and only after notification to the Company.

If an employee is on jury duty and “daily” overtime is scheduled in that period, the employee will not be entitled to work such overtime.  However, that employee will be entitled to work overtime if it is scheduled on a weekend.

H.  Military Leave

Any employee who is required to attend Military Reserve Training encampment shall be excused from work for up to two (2) weeks and shall be paid up to two (2) weeks the difference between his military pay and what he would have earned while working for the Company, up to a maximum of eighty (80) hours.  The employee must present proof of his gross military pay before any payment is made.

All veterans of World War II, the Korean War, or Vietnam or situations arising therefrom, who previous to induction were employed by the Company and who have returned within ninety (90) days after their discharge from War Service shall be compensated for any lost time for medical checkup for injuries received in World War II, the Korean War, Vietnam, or situations arising therefrom, so long as the maximum compensation shall not exceed eight (8) hours in any thirty (30) day period.  Regulation governmental procedure shall be obtained in certification of a veteran’s incapacity; proper governmental identification in the form of documentary evidence shall be submitted to the Plant Manager in such cases.  In the circumstances of Malaria, such veteran would be treated in accordance with governmental regulations by a physician duly appointed by the government.  The Company will comply with all existing Federal and State statutes pertaining to veteran’s rights and benefits.

2.  Leave Provisions

A)   All requests for permission to take personal leave of one week (5 days) or more shall be submitted to the Human Resources Manager.  Requests for less than one week (up to a maximum of ten (10) days per year in the aggregate) may be submitted to the Work Group Facilitator.  Approval of such requests is at the discretion of the Human Resources Manager or the Work Group Facilitator, as the case may be.

B)    Employees who are approved for Personal Leave, Union Leave, Sick Leave, Military Leave (except for yearly two-week encampments), Family and Medical Leave and Maternity Leave will be granted such leave without pay.

ARTICLE 15

OVERTIME

1.               The contracting parties hereby agree that the normal work day shall be eight (8) hours and that the normal work week shall be five (5) consecutive days, commencing Monday and ending Friday.  It is agreed that the present working schedule shall remain in effect, and that any change in established schedules shall be decided in the Plant Council.  This shall not be construed as a guarantee of hours of work per day or per week.

2.               Starting times and shifts will remain in effect for the length of this contract.  Any change must be decided in the

Plant Council.

3.               Curtailment on a partial work group or plantwide basis will be as follows:

A)          The Company representatives on the Plant Council will notify the Union representatives on the Plant Council three (3) days prior to curtailment except for circumstances beyond the control of the Company.

B)            On a partial work group basis, work will be performed by immediately qualified employees in line of seniority.

C)            If curtailment exceeds five (5) consecutive days duration, the Company will then revert to the layoff provisions of this contract.

D)           If curtailment occurs for one (1) or more days in a work group, the Company will attempt to place the affected employees in other work groups without interfering with employees in those work groups.  An employee may also opt to take time off without pay or to use vacation time.

4.               All work in excess of eight (8) hours per day on any regular working shift or all work in the work week in excess of forty (40) hours shall be paid for by the Company at a rate of one and one-half (1 ½) times the regular rate.

5.               All work performed on Saturday shall be paid for at one and one-half (1 ½) times the employee’s regular hourly rate, and all work performed on Sunday shall be paid for at two (2) times the regular hourly rate.  However, management will not be obligated to give Saturday and Sunday work to any employee who has lost a scheduled day or more Monday through Saturday of that week.  This shall apply even though the employee may have worked less than forty (40) hours during the regular work week.  Before an employee is denied an overtime opportunity because of absence, the Work Group Facilitator will contact the Human Resources Manager to prevent any unjust application of this rule.

6.               A holiday shall be counted as a day worked for purposes of overtime computation.

7.               When in the judgement of management, overtime is required for a given work group, the regular employees assigned to the work group shall be given preference over other employees to accept such overtime, provided that they have the ability to do the work available.  All reasonable means will be employed to equalize overtime among shifts in a work group.  Any questions as to the qualifications or capability of any employee or employees will be explained by the work group facilitator to the work group representative.  This paragraph does not apply to the skilled trades.

8.               It shall be clearly understood that the responsibility for keeping the rotating list up to date shall rest with the Union and further, that the Union will hold the Company blameless for any grievance arising from the selection of workers from the list, providing the selection of those persons whose turn it is to work is according to the Union’s list.  In the event of a mistake under this section, the employee affected thereby shall be given an overtime makeup turn the next time overtime is scheduled in this particular work group.

9.               The Company agrees (overtime work not being compulsory) to schedule weekend overtime by 11:00 AM on Thursday, except where an emergency makes such scheduling impossible.  Whenever possible, the list of employees to work weekend overtime shall be given to the Company by the Union no later than 8:30 AM on the Friday immediately preceding the scheduled overtime.

10.         Where a work group or any employee in the work group has been on an overtime basis, an employee will receive eight (8) hours notice, wherever practical, before returning to his regular shift.

11.         Proper notification of overtime will normally be four (4) hours after the start of the shift unless the Plant Council agrees otherwise.

12.         When overtime is to be worked within a work group, employees who possess the required skills will be canvassed on a seniority basis.

13.         If an employee is scheduled for overtime on Saturday or Sunday and reports for duty, he shall receive pay for no less than four (4) hours work.  If the employee is transferred to other work on overtime, he shall be guaranteed eight (8) hours work at the appropriate rate of pay.

14.         Employees who are called back to work after the end of their regularly scheduled shift will be guaranteed a minimum of four (4) hours pay at the appropriate overtime rate.  However, when any callback results in consecutive hours worked just before the employee’s regularly assigned shift those hours will be paid at the appropriate rate and hours after the start of the scheduled shift will be paid on a straight time basis.

15.         When an employee is transferred from one work group to another work group, he shall be afforded the opportunity to work any scheduled overtime in the work group to which he was transferred.  In the event that no overtime is scheduled in that work group, he is eligible to accept overtime in the work group from which he was transferred.

16.         The parties also recognize the need in many cases for special exception overtime agreements, which are to be entered into promptly in writing between the members of the Plant Council.  The present exception agreements shall remain in effect unless otherwise changed within the Plant Council.

17.         Overtime may be worked in a Work Group where layoffs exist.  If the overtime exceeds 50% of total hours worked in two (2) consecutive weeks in such Work Group the Company will immediately recall at least one (1) employee per week for the duration of the overtime.

ARTICLE 16

WAGES AND OTHER COMPENSATION

1.               Effective October 25, 1999, a general increase of  $.60 will be applied to all individual rate of pay of each member of the bargaining unit.  Employees who are not on the active roll at the time of the general increase will receive the increase adjustment at the time they return to the active roll.

2.               Effective October 23, 2000, a general increase of $.30 will be applied to the individual rate of pay of each member of the bargaining unit.  Employees who are not on the active roll at the time of the general increase will receive the increase at the time they return to the active roll.

3.               Effective October 22, 2001, a general increase of $.15 will be applied to the individual rate of pay of each member of the bargaining unit.  Employees who are not on the active roll at the time of the general increase will receive the increase adjustment at the time they return to the active roll.

4.               Classifications and Pay for Knowledge and Skills

A)          The current classification system will remain in effect until such time that the Plant Council institutes a pay for knowledge and skills system, at which time Appendix A will go into effect.

B)            The Training and Education Committee will consult with all interested parties and will prepare a written report, surveying the skills and knowledge currently possessed by the employees in the bargaining unit.

C)            The new system will consist of four classifications:

Production

Skilled Trades (Maintenance)

Skilled Trades (Tool Room)

Skilled Trades (Electronic Technician)

Furthermore, within each classification, there will be four levels of training:

Basic

Core

Intermediate

Advanced

Training will be provided in each level, as necessary and as determined by the Training and Education Committee in consultation with the Work Groups and with final approval by the Plant Council.

D)           Each employee assigned to a Work Group will be required to complete the Basic and Core levels of training for that group.  Intermediate and Advanced level training shall be voluntary.  However, if management of the Work Group determines that insufficient intermediate and advanced levels of training are available within the Group, it may resort to necessary measures, which may include transfers.

E)             The four-classification and pay for knowledge and skills system is designed to create greater flexibility and efficiency, and is not designed to reduce the work force.   Management of the Work Groups will be free to assign employees in accordance with the knowledge and skill levels they have attained.

ARTICLE 17

NEW PRODUCTS

1.       The Company has the discretion to manufacture different products, new to the plant, and may create a new Work Group or otherwise staff the production of such product by means of recalling or rehiring experienced employees or by means of new hires.  If the Company believes that the skills and/or knowledge needed to produce such product on an efficient and profitable basis are substantially different than the skills and knowledge in the existing Work Groups:

A)          The Company will install a wage range for the positions;

B)            The wage range will be explained in the Plant Council with the object of obtaining a consensus agreement.  The wage program may be installed by the Company without a consensus agreement in the Plant Council subject to adjustment as provided below;

C)            When a wage range is installed, the Union may process the issue in accordance with Article 24 below, including submission to arbitration of a grievance alleging that such does not bear a fair relationship to the wage structure in the plant.  The decision of the arbitrator, if any, shall be effective as of the date when the employee(s) commenced manufacturing such different product.

ARTICLE 18

SHIFT PREMIUM

1.       A shift premium of 5% of the regular hourly rate will be paid to all employees whenever they are assigned to and working on the afternoon and night shifts for the life of the contract.  Employees are expected to start on time and work until the end of their scheduled shift.

2.       Where scheduled variations from the regularly scheduled shifts occur, the jobs involved will be considered as falling on the shift on which a major part of the job is worked.

3.       Shifts shall be identified as follows:

A)   Day Shift - (“A” Shift)

When the majority of hours on an employee’s regularly assigned shift shall fall between 7:00 a.m. and 3:00 p.m., inclusive, he shall be considered as working on the Day Shift.

B)    Afternoon Shift - (“B” Shift)

When the majority of hours on an employee’s regularly assigned shift shall fall between 3:00 p.m. and 11:00 p.m., inclusive, he shall be considered as working on the Afternoon Shift.

C)    Night Shift - (“C” Shift)

When the majority of hours on an employee’s regularly assigned shift shall fall between 11:00 p.m. and 7:00 a.m., inclusive, he shall be considered as working on the Night Shift.

ARTICLE 19

TEMPORARY TRANSFERS

1.               An employee may be transferred into another Work Group temporarily if there is a greater need in that Work Group or if there is a lack of work in the other Work Group.  If a disagreement arises between the two Work Groups regarding the appropriateness of the transfer, the matter will be referred to the Plant Council for immediate action.  The transferred employee shall receive the rate of pay of the skill level which he has attained and will be given a transfer slip.

2.               If senior employees are involved, they may displace junior employees in the Work Group, providing they possess the skill level required to perform the job, and the junior employee will be transferred.

3.               Transfers may be made for daily absenteeism within a Work Group and may continue for up to five (5) working days.  If the absence of any employee should exceed five (5) working days, the matter will be referred to the Plant Council for action.

4.               When layoffs are necessary, transfers may be made from one Work Group to another providing no layoffs exist in the Work Group to which transfers are being made.  However, such transfers are permitted to cover temporary vacancies (a) due to vacation or disability, (b) to respond to emergencies, or (c) where employees on layoff do not possess the skills necessary to perform the work in question.  In the case of (a) or (b), the transfer shall not exceed one (1) week unless the Plant Council gives its consent.

ARTICLE 20

VACATIONS

1.               The vacation year shall begin on January 1 and end December 31.  Each employee who is on the payroll on December 31 of any year shall be entitled to receive his full vacation benefits in the ensuing year, notwithstanding the fact that his services may have been terminated in the ensuing year prior to the receipt of vacation pay.

2.               Employees not on the active payroll as of December 31, but who become active after December 31, due to recall or return from a Company approved leave of absence, will be entitled to vacation benefits for each month of service in the current vacation year.

A)          In cases of employees with less than one year’s service, vacation benefits will be prorated as mentioned above, except that employees with less than six (6) months’ service will not be entitled to vacation benefits.

B)            If any employee elects not to return to his work group in which he formerly worked when called by the Company after a layoff, the employee loses the right to the vacation privilege, unless he was on the active payroll the previous December 31, in which case he will be paid his full vacation benefit.

C)            All employees returning from layoff to a permanent job who have been paid vacation benefits in the current year, will be entitled to take equivalent time off without pay, except such employees must work at least one month immediately upon return from layoff.

D)           When an employee is laid off, he will receive all vacation benefits due at the time of such layoff.

3.                    Vacation benefits for employees hired on or before October 22, 1999 shall be as follows:

Accredited Service Prior to 12/31 of Vacation Year	Vacation
1 year less than 3 years	1 week 1 day
3 years less than 5 years	1 week 4 days
5 years less than 7 years	2 weeks 1 day
7 years less than 9 years	2 weeks 2 days
9 years less than 11 years	2 weeks 4 days
11 years less than 13 years	3 weeks

13 years less than 15 years	3 weeks 1 day
15 years less than 20 years	4 weeks
20 years less than 25 years	5 weeks 1 day
25 years and over	5 weeks 3 days

A)          Employees hired on or after October 23, 1999 will receive a maximum of four (4) weeks vacation based on the accredited service schedule above.

4.                    Vacation pay for each eligible employee will be computed on the basis of a forty (40) hour week at straight time for the highest rate paid for the majority of the time worked between January 1 and June 1.  The vacation pay for an employee taking his vacation prior to June 1 will be based on his highest rate for the majority of time worked from January 1, until he applies for his vacation.  Vacations taken after June 1 will be paid at the employee’s current rate.

A)          The Company agrees to pay the employee his vacation pay at the time the employee takes his vacation between January 1 and December 31.  It is provided, however, that the employee will receive his vacation pay on a regular pay date and that one week’s notice be given in advance of such pay date.

B)            The Company agrees to pay employees only when the vacation is taken.  Any employee who is scheduled for a vacation and works during that scheduled vacation will receive their vacation pay in addition to pay for actual time worked in lieu of additional time off.  This forfeiture will not apply if prior agreement has been made.  Any employee who is scheduled for vacation may not change such vacation except by mutual agreement between the Company and the Union.

C)            An employee will receive vacation pay for each individual day he charges to vacation.

D)           An employee who desires vacation by seniority must request such vacation by March 1.  If an employee does not follow the above procedure, the Company will assign his vacation.

E)             Individual holidays cannot be charged as vacation days.  The only exception will be where the holiday, or holidays, fall within the employee’s scheduled vacation week.  In these instances, the employee will receive his holiday pay.

F)             Employees who honor their military reserve commitments in conjunction with their vacation time are not entitled to reserve make up pay.

G)            Between the dates of January 1 and June 1, and September 15 and December 31, an employee may split his vacation week into days.

5.                    Any employee who shall have worked a full month or any fraction thereof shall be given credit for the full month in computing earned vacation time on a prorated basis.  An employee who returns from layoff or is hired on or before the 15th of the month shall be given full credit for that month.

6.                    Vacations will be scheduled by the Work Group and approved by the Work Group Facilitator in accordance with production requirements.

A)          Employees with the greatest seniority within a Work Group will be given preference in scheduling vacation.

B)            The right of the Company to shut down for two (2) consecutive weeks of mandatory vacation anytime from July 15 to August 15 is recognized by the Union.  In addition, the Company has the right to schedule a vacation shutdown during the final week of the year (i.e. between Christmas Eve and New Year).  The Company will notify the Union of the three (3) weeks shutdown by February 1 of the vacation year.  Any function pertaining to inventory during that shutdown would be performed by individuals in the Work Group where the inventory is to take place by seniority.

C)            If there is work to be performed in a Work Group during the vacation shutdown, employees in the Work Group without eligibility for the scheduled shutdown weeks of vacation will be canvassed for the work on a seniority basis.  If more employees are necessary, the jobs will be filled by employees on a seniority basis in the Work Group where the work is needed.  Should the employee requirements remain unfilled, additional employees will be canvassed from the master seniority list on a plantwide basis.  Employees who work during the vacation shutdown period may request alternative vacation time off, by seniority and scheduled by the Work Group, with Work Group Facilitator approval, in accordance with production requirements, provided each such request is submitted during the vacation shutdown period.  Thereafter, requests for alternative vacation time off shall be acted upon in the order received.

7.                    The vacation schedule shall be posted on or before January 15.  This schedule will give the amount of hours the employee has for the vacation year.

A)          The vacation schedule as to the employee’s choice of vacation shall be posted in each Work Group by April 1.

B)            Each Work Group shall be responsible for posting its own vacation schedule by April 1.

8.                    Any employee who is on vacation for a full week shall not be eligible for overtime assignment during any weekday or weekend falling within such vacation period.

9.                    In the event of death of any employee who was eligible for a vacation but did not use his vacation, the amount of vacation pay to which he would have been entitled shall be paid to his surviving spouse or legal representative in accordance with the laws of his state of domicile at the time of death.

10.              An employee shall be permitted one instance per year of post dating a vacation day if 24 hours notice is given, except in the case of an emergency, in which case the 24 hour notice will be waived.  Thereafter, for the remainder of the year, an employee shall only be permitted to post date vacation days when approved by the Work Group and the Work Group Facilitator.  No post dating will be permitted in the period between June 1 and September 15.

11.              Any employee who is absent from the Company due to sickness or personal leave of absence may opt to take vacation money in lieu of time off.

12.              Any exception to section 11 above must be agreed upon by the Company and the Union.

ARTICLE 21

HOLIDAYS

1.                    The following holidays shall be recognized as paid holidays for all hourly employees (such holiday time to be from 12:01 AM to 12:00 midnight of said holiday):

Good Friday	Labor Day
Easter Monday	Thanksgiving Day
Memorial Day	Day after Thanksgiving
Independence Day	Three Holidays to be designated at Year’s End

2.                    Hourly rate employees covered by this Agreement shall receive eight (8) hours pay at their regular rate, including night shift bonus, for each of the above holidays, no work being required.

3.                    When any of the above holidays shall fall on Saturday, the preceding Friday shall be observed in lieu thereof as a paid holiday.  When any of the above holidays shall fall on Sunday, the Monday following shall be observed in lieu thereof as a paid holiday.  When the Christmas holidays fall on Friday and Saturday, Thursday and Friday will be observed as the holidays.  Should the Christmas holidays fall on Sunday and Monday, Monday and Tuesday will be observed as holidays.

A)          An employee who works on any one of the above mentioned holidays shall be paid at double time the regular established rate for hours worked plus his holiday pay.

B)            A holiday which occurs during an employee’s vacation shall not affect the period of vacation and the employee in such cases will return to work at the beginning of the regular work week rather than a day later.  When a paid holiday occurs while the employee is on vacation, he will receive the holiday pay in addition to vacation pay.  If a holiday occurs during an employee’s vacation week, the employee may have the privilege of taking the day at a later time – the day to be agreed upon by the Company and the individual involved.

C)            A holiday shall be counted as a day worked for purposes of overtime computations.

4.                    To be eligible for holiday pay, an employee must work that first scheduled workday after the holiday unless he has been excused by the Work Group Facilitator or is absent for reasonable cause.  Any employee who is absent forty-five (45) days or more prior to any of the above holidays shall not be entitled to pay for such holiday.

5.                    Any new employee or former employee of the Company who quits his job, or was discharged must, if rehired, be on the payroll for sixty (60) days before becoming eligible to receive holiday benefits.

ARTICLE 22

SAFETY AND HEALTH

1.                    The Company recognizes the importance of taking every reasonable precaution to promote and protect the health and lives of its employees and hereby agrees:

A)          To abide by and maintain to the best of its ability sanitation, safety, health and satisfactory working conditions which comply with applicable Federal, State and County and Municipal laws and regulations; to maintain a clean, properly lighted, heated and ventilated factory with approved safety devices; first aid and sanitation facilities as are necessary to promote the health, safety and general welfare of its employees.

B)            That no employee shall be required to perform any work which will seriously endanger his personal safety or health, provided, however, that to be justified in refusing to perform work, an employee must be able to show that he has a reasonable basis for believing the work involved would seriously endanger his personal safety or health.

2.                    If an employee is injured while working on the job, his pay shall continue during the normal scheduled work hours while he remains on the plant premises.  If an employee is sent from his job to a physician to receive medical attention because of an injury on the job, he shall be paid for all lost time, not to exceed eight (8) hours. If it becomes necessary, the Company shall provide quick, comfortable transportation to the doctor or hospital or home.

A)          When injured on the job, employees must use the medical facilities made available by the Company for all services in connection with the injury for a minimum of the first ninety (90) days of treatment.  The initial appointment must be scheduled by Human Resources, except in the event of an emergency.  Any employee who bypasses the Company facilities will act on his own responsibility insofar as the expense involved.

B)            The Company may elect to provide work for ill or injured employees that meets the physical restrictions outlined by the Attending Physician.  If the decision of the Attending Physician is disputed, the employee shall submit to an examination by a physician selected by agreement of the parties.  That physician’s decision will settle the issue.

C)            Light duty work as provided for compensable injury employees is not limited to any specific area.  This provision will not deprive any active employee of a work opportunity, upgrade or promotion nor cause the layoff of any active employee or block the recall of any employee on layoff.  Where the Union can show evidence that a light duty employee is used in violation of the above, such employee will be removed.  The Plant Council will be notified when a light duty person is assigned.

3.                    There shall be a health and safety committee in the plant composed of one (1) member to be appointed by

Management and one (1) member to be appointed by the Union.  It shall be the duty of the committee to make a thorough and complete survey of the plant weekly for the purpose of listening to any investigation of complaints relating to health, safety and working conditions, ascertaining whether conditions exist which are dangerous to the health and safety of the employees.  There is to be no exception to this rule unless it is agreed upon by the Plant Council.  Any such conditions shall be reported to the Facilitator of the Work Group and Work Group Representative shall be advised so he may check to see that correction is made as soon as possible.  If, in the opinion of the Work Group Representative, proper remedial steps are not taken, then it shall be his duty to report such condition to the Area Grievance Committeeman of the Union.

No discriminatory or punitive action shall be taken by the Company or its representatives against a Work Group Representative who performs his duties herein imposed in good faith.  In case of any serious accident, all members of the Plant Safety Committee will be immediately notified and thorough examination shall be made by the full plant committee.  From time to time a representative of the Workers’ Compensation Insurance Carrier shall attend the safety meeting.

A)                                  Safety meetings shall be conducted on a monthly basis.

4.                    The members of the Health and Safety Committee shall receive their regular hourly wages for time away from their regular scheduled duties while on inspection tours or meetings.

5.                    An employee who is permanently unable to perform his regularly assigned job as a result of a Company incurred disability may apply for permanent transfer subject to the following conditions:  The search by the Company for an appropriate job must begin by reviewing jobs held by employees with less than three (3) years seniority and continuing the search at yearly intervals.  In no event may the applicant displace an employee with more Company seniority.  An employee transferred under this section relinquishes recall rights to his former Work Group and he carries his full Company seniority into the Work Group where he is placed.  The search will be conducted by the Work Group, and failing successful placement, the search will be continued on a plantwide basis.  The Workers’ Compensation Chairperson shall participate with the employee and the Company in all compensable job searches and receive a copy of such results.

6.                    If an employee is disabled as the result of a non-compensable accident, or suffers a health problem that makes it impossible for him to perform his normal duties, the Company will attempt to place him in another job within his capabilities seniority permitting.  Whether the employee’s disability is considered temporary or permanent will be determined by the appropriate Union and Company representatives.

7.                    An employee who has, as a result of a Company incurred injury, suffered the loss of an eye or the equivalent of complete amputation of an essential body member, may apply for preferred seniority on his regularly assigned job, as long as he is physically able to perform the duties thereof.  If the injury prevents his efficient performance on his regularly assigned jobs, he may request a transfer, whereupon the Company will attempt to place him in a job commensurate with his skill and physical capability.  An application approved under this section shall mean that the employee shall not be subject to displacement as long as he is physically capable of efficiently performing the duties of that job.

ARTICLE 23

UNION FACILITIES

No notices of Union matters are to be posted on Work Group bulletin boards.  The Company shall install bulletin boards within the plant for posting by the Union of announcements covering Union matters.

ARTICLE 24

DISPUTE RESOLUTION

1.                    If any differences arise between the Company and the Union as to the meaning or application of any provision of this Agreement, or as to its compliance by either party with any of its obligations under this Agreement, such difference shall be settled in the following manner:

STEP 1:

1.          An oral discussion of the difference must take place between the employee and his Work Group Facilitator with the Union Representative.  The Work Group Facilitator must give his answer within twenty-four (24) hours.

2.          If the difference remains unsettled, the grievanceman or his substitute may be called to discuss the matter further, and if no settlement is reached, then within seven (7) days the employee may present the grievance in writing to his Work Group Facilitator through his Union Representative.  A written answer must be given by the Work Group Facilitator within seventy-two (72) hours.

STEP 2:

1.               Any grievance not settled under Step 1 shall, within ten (10) days from the date of the Work Group Facilitator’s answer, be heard by the Step 2 Grievance Committee.

2.               The Union Step 2 Committee shall consist of the Grievance Chairman, the Area Grievanceman, and the Shop Steward involved.  Designated substitutes for any of the above are permitted.  The Union may call upon the aggrieved and any witnesses the Union deems advisable.

3.               The Company Step 2 Committee shall consist of the Human Resources Manager and one other member of management, or their designated substitute.

STEP 3:

1.               Any grievance not settled under Step 2 shall, within ten (10) days from the date of the Work Group Facilitator’s answer, be heard by the Plant Council.

2.               Either party may call a reasonable number of witnesses.

3.               The Union’s Area Staff Representative may attend.

4.               In case of postponement of a third step meeting by either party, such meeting will be rescheduled by mutual agreement of the parties.

STEP 4:

1.               Grievances which have not been satisfactorily settled in Step 3 may be filed by the Union for arbitration within ten (10) days following receipt of the Company’s Step 3 answer.

2.               If the Union submits the matter to arbitration, it shall be referred to the American Arbitration Association, and an arbitrator appointed according to the procedure of that association.  The decision of the arbitrator shall be final and binding on all parties.

3.               The cost of arbitration shall be divided equally between the Union and the Company.  No arbitrator shall have the right to add to, subtract from, or in any way modify the provisions of this Agreement.

2.       Except for grievances involving seniority, all grievances must be filed in writing within thirty (30) days of the event which led to the grievance.  In cases of grievances involving retroactive pay, retroactivity shall in no case exceed a period of more than thirty (30) days prior to the date of the filing of the grievance, except for arithmetical errors in calculating pay.

3.       Any Union member who is discharged or suspended for disciplinary reasons by the Company may enter a complaint in writing within one (1) calendar week of the date of discharge or suspension and shall take precedence over other issues pending in the grievance procedure.  A hearing for the discharged or suspended employee will be held within twenty-four (24) hours of the Union’s request for such a hearing, and all parties involved in Step 3 grievances will attend.

A)          If disciplinary action is taken against an employee on the night shift and no Union representative is present, the Company will notify the proper Union representative on the following shift.

B)            Should it be decided that an employee has been discharged or suspended without just cause, such employee will be reinstated without loss of seniority and shall be paid for all the hours he would have worked, less any deductions required by law.

C)            If the Company fails to hear a step 1 or step 2 grievance within the contractual time limits, the grievance will move automatically to the next step of the grievance procedure.

4.       The Company agrees to continue the past practice of paying for a reasonable amount of straight time lost in the grievance procedure.

5.       Grievances pertaining to safety and health will automatically be inserted in step 3 of the grievance procedure.  Any such grievance will be heard within one (1) week of submission.

6.       Second step grievances will be scheduled as follows:

1st Shift – any time during the shift.

2nd Shift – 2:00 PM or later.

3rd Shift – initial grievance prior to 8:00 AM

7.       Union officials will notify their Work Group Representatives when they leave their jobs to conduct Union business. Further, they will provide their Work Group Representatives with the approximate time needed.

ARTICLE 25

LIVING AGREEMENT

In keeping with our Philosophy Statement, this is a “Living Agreement.”  As a “Living Agreement,” both the Union and Management understand that there may be issues that arise during the implementation of this Agreement that have not been addressed or discussed during bargaining.   However, it may only be modified through consensus of the Parties.

ARTICLE 26

INSURANCE

The Company agrees to maintain the following Group Health and Welfare insurance plans which provide eligible employees and dependents with non-occupational medical benefits, dental benefits, life insurance, accidental death and dismemberment insurance and disability income in the event of non-occupational accident or sickness, as well as certain benefits for retirees.

1.                    Insurance Benefits – Active Employees

A)          Group Life Insurance and Accidental Death and Dismemberment Insurance in the amount of $9,000 up to age 70.  Effective December 1, 1999, each employee’s coverage shall be increased to $12,000 for eligible active employees.

B)            Medical coverage will be provided to active employees and their eligible dependents through the current group medical insurance plans.  Effective January 1, 2000, all active employees and their eligible dependents will be covered by the Aetna US Healthcare Patriot X Plan or its equivalent.

C)            Dental coverage shall be provided to employees and their eligible dependents through the current Cigna Dental Plan or its equivalent.

D)           An employee hired after October 26, 1996 will pay $9 per week toward medical insurance for an individual and $15 per week for a family.

E)             The medical insurance coverage described in section B above will be provided to active employees and their eligible dependents and to retired employees under age 65 and their eligible dependents under age 65 at no cost.  However, the Company’s premium cost obligation is limited to the rates effective from January 1, 2000, through December 31, 2000.  Thereafter, if the Company receives a premium rate increase for the Aetna US Healthcare Patriot X Plan, the parties will meet to discuss a modification of plan or alternative plans which might avoid the increased cost.  If no agreement is reached, any monthly premium increases over and above the rates effective from January 1, 2000, through December 31, 2000, must be paid by such active employee or retiree under age 65, by means of weekly premium copayments not to exceed $5.00 per week for single coverage and $10.00 per week for family coverage, as the case may be, in order to be eligible for continued coverage in the Patriot X Plan.  In the case of active employees, payment shall be by payroll deduction.  The obligation to make weekly payments in this section shall not apply to employees hired after October 26, 1996, whose copay obligations are spelled out in D above.

F)             For disabilities commencing after December 1, 1999, $225 per week beginning with the first day of accident, or the eighth day in the event of sickness.  Benefits will be payable up to a maximum of 52 weeks for each disability.  Indemnity papers will be renewed monthly if no definite date of return is given by the doctor.

2.                    Insurance Benefits – Retirees

A)          Present pension retired employees under age 65 and any employee who retires before age 65 under the provisions of the Pension Plan are eligible to continue coverage under the HMO plan described in section 1B above for themselves and eligible dependents under age 65.

B)            Any employee who retires on or after the effective date of this Agreement, at age 65 and over with ten (10) years or more accredited service, shall be eligible for coverage under an Aetna US Healthcare Medicare Risk HMO Plan.  Any such employee will have benefits capped at whatever the cost of those benefits was on November 1, 1999, or $350 per month, whichever is higher.

C)            Spouses of retired employees are also eligible for coverage under the terms of section 2A above until they reach age 65 and under the terms of section 2B above after they reach age 65.

D)           Employees who retire on or after March 1, 1997 shall be provided with Group Life Insurance in the amount of $2,000.

3.                    Insurance Plans – General

A)          The benefits listed above take effect on the dates indicated for active employees and become applicable at the increased rates to employees on any leave of absence only upon their return to active employment after the respective change dates listed above.

B)            Should a statute be enacted making mandatory benefits of the same or similar nature as covered in any manner of this Plan, such statutory benefits shall not be pyramided, but shall be offset against any benefits payable under this Plan, and it may be necessary for us to adjust our Plan in accordance with such statute or statutes.

C)            This Plan is subject to the insurance industry’s coordination of benefits provision (also referred to as a non-profit, non-duplication provision) as set forth in the applicable master contracts.  The purpose of this provision is to permit an individual who is insured under more than one group insurance plan to receive from all plans no more than 100% of his allowable medical expenses.

D)           More complete details, including eligibility requirements, will be published in a separate booklet which will be issued to each employee.

ARTICLE 27

PENSION BENEFITS

1.                    A pension plan has been provided in an agreement which is separate and apart from this Agreement.

2.                    Employees who retire shall be paid a lump sum retirement benefit of $1,500 provided that they have had at least ten (10) years of Company service and reached age sixty-five (65).  Employees with at least ten (10) years of Company service who retire between the ages of fifty-five (55) and sixty-five (65) under the 55/30, early, or disability retirement provisions of the Pension Plan will receive a reduced lump sum benefit in accordance with the following:

At Least	Attained Age Less Than	Amount
55	56	$750
56	57	$800
57	58	$850
58	59	$900
59	60	$975
60	61	$1050
61	62	$1125
62	63	$1200
63	64	$1300
64	65	$1400

It is understood that the lump sum retirement benefits shall be payable in addition to any vacation payments that may be due an employee at the time of his retirement.

3.                    Employees who retire with thirty (30) or more years of Company service will receive a lump sum retirement benefit of $2000.

4.                    Employees who retire on or after March 1, 1997 shall be provided with Group Life Insurance in the amount of $2000.

5.                    Effective December 1, 1979, an employee with thirty (30) years or more of accredited service may retire, at any age, and receive a pension without actuarial reduction.

6.                    The present minimum pension formula shall be improved by increasing the pension per month per year of service from $27 to $30 effective for retirements on or after November 1, 1999.

7.                    The 35-year maximum service limitation used to compute the pension benefit will be removed for those employees retiring on or after December 1, 1977.

8.                    A monthly benefit will be paid to any eligible surviving spouse of any active employee with at least 15 years of accredited service who dies on or after December 1, 1977 at any age, and has not retired.

A)          A person shall be considered a surviving spouse only if married one year, and immediately after the employee’s death, such person is a widow or widower of such employee within the provisions of the Social Security Act.

B)            Amount of benefit – the amount payable to an eligible surviving spouse will be:

a.               50% of the employee’s normal retirement pension or $100, whichever is higher, for any month before the month in which the surviving spouse reaches age 60.

b.              50% of the employee’s normal retirement pension less 50% of the widow’s (or widower’s) Social Security benefit or $50, whichever is higher, for each month after the surviving spouse reaches age 60.

c.               As used above, normal retirement pension means the benefit calculated assuming the employee had retired on the date of his death at age 65.

C)            The first payment of any surviving benefit starts at the end of the month following the month in which the active employee dies, provided proper and timely application is made by the surviving spouse.  If timely application is not made, retroactive payment of surviving spouse’s benefit is limited to six (6) months.

D)           The surviving benefit shall cease the last day of the calendar month in which the surviving spouse shall die or the last day of the calendar month in which the surviving spouse remarries.

9.                    More complete details will be published in a separate booklet to be furnished to each employee.

ARTICLE 28

WAIVER OF ANY CLAUSE

A waiver of any clause in this contract does not mean a permanent waiver.

ARTICLE 29

GOOD FAITH

1.                    This Agreement has been entered into in good faith by the parties hereto and each party agrees that it will carry out this Agreement to the best of its ability so that harmony and cooperation between the Company and the Union and the employees covered by this Agreement will prevail for the duration of the Agreement.

2.                    The Union agrees to maintain quality standards as established by the Company in the attainment of full production and efficiency, and to that end, the Union agrees to observe all rules of the Company not inconsistent with this Agreement.

3.                    It is the expressed desire of the Company and the Union that the procedure outlined in this Agreement for the settlement of disputes will serve the purpose of effecting a peaceful settlement of all disputes that may arise during the lifetime of this Agreement.  To that end the Company agrees that so long as the Agreement is in effect, it will not lock out any employees in connection with a labor dispute.

4.                    The Union agrees that so long as this Agreement is in effect, it will not call, cause or sanction any strike, slowdown or stoppage of work during the lifetime of this contract.  The Union further agrees that with respect to any strike, slowdown or stoppage of work during the lifetime of this contract, the Company may discharge or otherwise discipline any participating employees and such discharges or other forms of discipline shall not be the subject of a grievance by the Union, except on the grounds that the employee or employees did not participate in any activity prohibited by this section.

5.                    It is further understood that in the event of any prohibited activities on the part of any employee which is not called, caused or sanctioned by the International or Local Union, there shall be no liability on the part of the International or Local Union, its officers or agents on account of such activity.

ARTICLE 30

GENERAL

A.           Effective on all pay as heretofore, the City Payroll Tax will be deducted from the weekly pay of each employee, and be paid by the Company to the Receiver of Taxes, of the City of Philadelphia, in accordance with the City Payroll Tax Law at present in effect.  The amount of this deduction shall be shown on each employee’s pay envelope each week.

B.             If an employee resigns after having been absent, his resignation will be considered to have taken place the last day worked, without waiver of intervening rights.

C.             The Union agrees that during the life of this Agreement, it will not interfere with production or permit any of its members to interfere with production or production rates, providing such rates are reasonable, just and not detrimental to the safety of the employee.

D.            The Work Group Facilitator may perform such work normally under his jurisdiction and direction as is necessary, (1) to maintain an uninterrupted flow of work and normal Work Group efficiency, (2) to train employees, and (3) to relieve bottlenecks in production.  This Article shall not limit the Work Group Facilitator in performing other similar work which is a part of his regular duty as Work Group Facilitator, so long as doing such work does not affect the work opportunities of those employees under him.  Members of the bargaining unit will not perform salary jobs nor will salary people perform bargaining unit jobs, except where bargaining unit employees are asked and refused.

E.              The Union recognizes that it is necessary for the Company to issue rules from time to time governing the conduct of employees and that it is the duty of each employee to familiarize himself with such rules and regulations.  This does not constitute acceptance by the Union of any specific rules not in compliance with the provisions of this Agreement.

F.              All employees, who at the time of the signing of this Agreement, are volunteer firemen, fire policemen and ambulance personnel, shall be paid for the time lost at their straight time hourly rate while performing duties at a fire, if such duties are performed during their regular scheduled working hours.  This paragraph applies when those duties are the cause of an employee reporting late for work or leaving early.

G.             It is the policy of the Company not to discriminate against any employee or applicant for employment because of race, color, religion, national origin, sex, age, handicap, veteran’s disability, or Vietnam era Veteran.

H.            The Company will establish a program of retirement preparation classes to acquaint employees nearing retirement age with their benefits and, in addition, they shall have made available to them advice and counsel with respect to adjusting their mode of living when they retire from active employment.

I.                 Any employee who is asked to use his own vehicle for Company business shall receive an allowance at the prevailing IRS rate for mileage.

J.                Special written agreements in existence prior to the date of this Agreement which have not been changed by the terms thereof shall remain in effect unless subsequently modified by the mutual consent of the Union and the Company.

K.            Safety glasses must be worn while on the shop floor.

L.              Employees are expected to work their entire shift.  Changing of clothing and/or showering is to be done after clocking out at the end of the shift.

M.         The Union’s Negotiating Committee shall consist of one representative per every 25 employees, rounded up to the next highest number, with a minimum of five (5) representatives.

N.            If an employee accepts overtime and fails to report without being excused by the Work Group Facilitator, his absence shall be recorded as an unexcused absence for purposes of tracking attendance.

O.            Those employees laid off prior to October 23, 1984 will be credited for all layoff time for vacation and pension eligibility.

P.              If an employee is scheduled to report for duty and no work is available, or he is given less than four (4) hours’ work he shall receive pay for not less than four (4) hours’ at his regular rate.  Except during overtime hours, if an employee is transferred to other work, he shall be guaranteed eight (8) hours of work and be paid in accordance with the provision governing transfers.  This will not apply however:

1.               When an employee is absent on the preceding scheduled work day and fails to make necessary arrangements for his time off with his Work Group Facilitator.

2.               When an employee is notified not to come to work at least four (4) hours before the beginning of his shift by telephone or radio or other available means as listed with the Human Resources Office.

3.               When the plant or part of the plant is closed due to conditions beyond the control of management.

4.               When the above mentioned occurs, after two weeks, all medical and insurance benefits will continue for the affected employees unless they are placed on layoff status.

ARTICLE 31

PLANT SHUTDOWN

1.                    In the event of a temporary or permanent plant shutdown, the Company would continue to provide all benefits but not wages for a period not to exceed four (4) weeks to employees actively employed by the Company immediately prior to the shutdown.

2.                    The Company will notify the Union sixty (60) days prior to any temporary plant shutdown, unless an emergency arises which makes such notice impossible.

3.                    Those employees with vacation remaining are permitted to change such vacation to correspond with the plant shutdown dates.

4.                    During a temporary plant shutdown, any production work performed will be offered to the most senior qualified employees within the Work Group.  If additional employees are needed from outside the Work Group, they will be canvassed from the master seniority list.

ARTICLE 32

DURATION OF AGREEMENT

This Agreement shall remain in full force and effect until midnight, October 25, 2002, and thereafter shall continue from year to year until either party gives the other ninety (90) days prior written notice of a desire to change, modify or terminate same.  If neither party gives notice to terminate this Agreement, but one or both of the parties gives notice as aforesaid of an intention to change or modify any of the terms or provisions of this Agreement, representatives of the Company and the Union shall meet to discuss, negotiate, and, if possible, agree upon such changes.  In the event such Agreement continues beyond the expiration date of this Agreement, then the terms and conditions of this Agreement shall remain in full force and effect until such time as said negotiations have terminated, either by reason of the inability of the parties to finally conclude a new Agreement, or because a new Agreement between the parties has been concluded.

This Agreement shall be binding on the parties hereto, their executors, administrators, and successors.

IN WITNESS WHEREOF, the duly chosen representatives of the parties hereto affix their hands and seals this 22nd day of October, 1999.

NICE BALL BEARINGS, INC.

Michael Pfeiffenberger	Plant Manager

Michael Collins	Engineering Manager

Bonni Mauro	Human Resources Manager

UNITED STEELWORKERS OF AMERICA, AFL-CIO

George F. Becker	President

Leo W. Gerald	Secretary/Treasurer

Richard Davis	Vice President - Administration

L. Lynch	Vice President - Human Affairs

Andrew V. Palm	District Director

Norman Hayman	Staff Representative

John Haney	President - Local Union 6816-12

Sharon Miller	Vice President - Local Union 6816-12

James Asher	Chairman of Grievance Committee - Local Union 6816-12

Appendix A

Pay for Knowledge and Skills

PRODUCTION

	Year 1	Year 2	Year 3
Hiring	$9.50	$9.50	$9.50
Starting	$10.00	$10.00	$10.00
Basic	$10.65	$10.97	$11.30
Core	$13.65	$14.06	$14.48
Intermediate	$16.15	$16.63	$17.13
Advanced	$17.25	$17.77	$18.30

SKILLED

Mechanics

	Year 1	Year 2	Year 3
Hiring	$10.50	$10.50	$10.50
Starting	$11.00	$11.00	$11.00
Basic	$11.45	$11.81	$12.18
Core	$14.45	$14.90	$15.36
Intermediate	$16.85	$17.47	$18.01
Advanced	$18.05	$18.60	$19.17

Electronic Technicians & Tool Makers

	Year 1	Year 2	Year 3
Hiring	$10.75	$10.75	$10.75
Starting	$11.25	$11.25	$11.25
Basic	$11.85	$12.21	$12.58
Core	$14.85	$15.30	$15.76
Intermediate	$17.35	$17.87	$18.41
Advanced	$18.45	$19.00	$19.57

Appendix B

Memorandum of Understanding

1.               All memos of understanding will be printed in the contract booklet.

2.               New pension benefits will be applicable to a ten (10) year employee on leave of absence at the time the contract is executed and who retires prior to returning from leave.

3.               All Policy agreements now in effect will remain in effect unless changed through negotiations or by the Union and Company Committees.

4.               Any Agreement reached between the parties of a Policy Meeting must be reduced to writing at the time of agreement.  Without such written confirmation, there will be no agreement.

5.               An employee will receive his vacation pay in weekly checks.  As an example, should an employee take three (3) consecutive weeks of vacation he would receive three (3) separate weekly checks.

6.               Prior to the plant going out of business, the Company will notify the Union ninety (90) days in advance.

7.               As long as it is cost effective, janitorial responsibilities for the plant will be performed by an outside janitorial service.  Such duties shall include cleaning and maintaining lavatory facilities and lockers, emptying dumpsters and cleaning water fountains.

8.               The provisions agreed to in previous negotiations regarding the elimination of an incentive system will remain in effect for the life of this Agreement, including:

a)              Employees affected by the elimination of the incentive system whose hourly rates were red circled as a result of such shall continue to maintain their red circle rates.

b)             The red circle will apply for any moves made within a Work Group including bidding within a Work Group to a higher job; however, the red circle rate will not apply to a downward move within a Work Group if there is more than $.20.

c)              The foregoing is predicated on the red circle employee maintaining his productivity, i.e. running the same number of machines, etc., which created the average hourly earnings at which the employee was red circled.

d)             If an employee is bumped from his job to another Work Group or is laid off from the Company due to a reduction in force, the red circle rate will not apply.

e)              If an employee bids off his job to another Work Group voluntarily, the red circle rate will not apply.

f)                An employee who is temporarily transferred for any reason will receive his red circle rate of the job to which he is transferred, whichever is higher.

g)             If an employee who has been bumped or laid off is recalled to the job from which he was red circled, that employee’s red circle rate will be established.

h)             Red circle rates are applicable only to incumbent incentive employees and may not be transferred to others.

9.               The Company shall continue the productivity gainsharing plan currently in effect.

10.         Overtime hours scheduled prior to the beginning of a shift are not considered “as such.”  An employee must work more than 8 hours in his 24-hour cycle in order to receive overtime, except on Saturday and Sunday.

11.         The Company will provide a payroll deduction for employees who live in Townships requiring a 1% employment tax.

12.         Management agrees to provide to the Union annual profit and loss statements for the duration of this Agreement.

When employees start the “C” shift on Sunday night at 11:00 PM, the first hour worked (11:00 PM to 12:00 AM midnight) will be paid at double time.